MORGAN STANLEY
                                                                SPECTRUM SERIES







        September 2007
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 2, 2007.










                                                        Issued: October 31, 2007


[LOGO] Morgan Stanley

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



           1991     1992     1993    1994     1995   1996   1997    1998    1999    2000
FUND         %        %        %       %        %      %      %       %       %       %
------------------------------------------------------------------------------------------
Spectrum
Currency     --       --       --      --       --     --     --      --      --    11.7
                                                                                  (6 MOS.)
------------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --       --       --    (1.7)    22.8   (3.6)  18.2    16.4     0.8     0.9
                                   (2 mos.)
------------------------------------------------------------------------------------------
Spectrum
Select     31.2    (14.4)    41.6    (5.1)    23.6    5.3    6.2    14.2    (7.6)    7.1
         (5 mos.)
------------------------------------------------------------------------------------------
Spectrum
Strategic    --       --       --     0.1     10.5   (3.5)   0.4     7.8    37.2   (33.1)
                                   (2 mos.)
------------------------------------------------------------------------------------------
Spectrum
Technical    --       --       --    (2.2)    17.6   18.3    7.5    10.2    (7.5)    7.8
                                   (2 mos.)
------------------------------------------------------------------------------------------


                                                                 INCEPTION-    COMPOUND
                                                                  TO-DATE     ANNUALIZED
          2001    2002   2003    2004     2005    2006    2007     RETURN       RETURN
FUND        %       %      %       %        %       %       %         %            %
-------------------------------------------------------------------------------------------
Spectrum
Currency  11.1    12.2   12.4    (8.0)   (18.3)   (3.4)   (13.3)    (1.3)        (0.2)
                                                         (9 mos.)
-------------------------------------------------------------------------------------------
Spectrum
Global
Balanced  (0.3)  (10.1)   6.2    (5.6)     4.2     2.4      1.2     57.9          3.6
                                                         (9 mos.)
-------------------------------------------------------------------------------------------
Spectrum
Select     1.7    15.4    9.6    (4.7)    (5.0)    5.9      1.8    195.7          6.9
                                                         (9 mos.)
-------------------------------------------------------------------------------------------
Spectrum
Strategic (0.6)    9.4   24.0     1.7     (2.6)   20.9      4.2     78.7          4.6
                                                         (9 mos.)
-------------------------------------------------------------------------------------------
Spectrum
Technical (7.2)   23.3   23.0     4.4     (5.4)    5.4    (15.0)   100.3          5.5
                                                         (9 mos.)
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2007

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2007 was as follows:

FUND                                        N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                           $9.87                 4.12%
--------------------------------------------------------------------------------
Spectrum Global Balanced                   $15.79                 1.76%
--------------------------------------------------------------------------------
Spectrum Select                            $29.57                 7.63%
--------------------------------------------------------------------------------
Spectrum Strategic                         $17.87                 5.99%
--------------------------------------------------------------------------------
Spectrum Technical                         $20.03                 5.44%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     DEMETER MANAGEMENT CORPORATION ("DEMETER"), THE GENERAL PARTNER OF EACH OF THE FUNDS, WILL ADD NEW TRADING ADVISOR(S) TO EACH OF THE FUNDS EFFECTIVE DECEMBER 1, 2007.

     SPECTRUM CURRENCY. DEMETER ENTERED INTO A MANAGEMENT AGREEMENT WITH EACH OF C-VIEW INTERNATIONAL LIMITED ("C-VIEW"), DKR FUSION MANAGEMENT L.P. ("DKR"), AND FX CONCEPTS (TRADING ADVISOR) INC. ("FX CONCEPTS"), PURSUANT TO WHICH EACH WILL SERVE AS A TRADING ADVISOR FOR SPECTRUM CURRENCY. EACH TRADING ADVISOR WILL BE PAID A MONTHLY MANAGEMENT FEE AT A 2% ANNUAL RATE (BASED ON NET ASSETS) AND A MONTHLY INCENTIVE FEE EQUAL TO 20% OF ANY TRADING PROFITS. EACH TRADING ADVISOR WILL TRADE ITS ALLOCATED PORTION OF SPECTRUM CURRENCY'S NET ASSETS PURSUANT TO THE FOLLOWING TRADING PROGRAMS: C-VIEW'S LIMITED MANAGED ACCOUNT 3X PROGRAM AT 2X LEVERAGE, DKR'S STRATEGIC CURRENCY PROGRAM, AND FX CONCEPTS' GLOBAL CURRENCY PROGRAM. EFFECTIVE DECEMBER 1, 2007, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM CURRENCY WILL BE AS FOLLOWS: JOHN
W. HENRY & COMPANY, INC. (20%) ("JWH"); SUNRISE CAPITAL PARTNERS, LLC (20%); C-VIEW (20%); DKR (20%); AND FX CONCEPTS (20%).

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   SPECTRUM GLOBAL BALANCED. DEMETER ENTERED INTO A MANAGEMENT AGREEMENT WITH EACH OF ALTIS PARTNERS (JERSEY) LIMITED ("ALTIS"), CORNERSTONE QUANTITATIVE INVESTMENT GROUP, INC. ("CORNERSTONE"), AND C-VIEW, PURSUANT TO WHICH EACH WILL SERVE AS A TRADING ADVISOR FOR SPECTRUM GLOBAL BALANCED. THE TRADING ADVISORS WILL BE PAID A MONTHLY MANAGEMENT FEE AT THE FOLLOWING RATES (BASED ON NET ASSETS): A 1.75% ANNUAL RATE TO ALTIS; A 1% ANNUAL RATE TO CORNERSTONE; AND A 2% ANNUAL RATE TO C-VIEW. EACH TRADING ADVISOR WILL BE PAID A MONTHLY INCENTIVE FEE EQUAL TO 20% OF ANY TRADING PROFITS. EACH TRADING ADVISOR WILL TRADE ITS ALLOCATED PORTION OF SPECTRUM GLOBAL BALANCED'S NET ASSETS PURSUANT TO THE FOLLOWING TRADING PROGRAMS: ALTIS' GLOBAL FUTURES PORTFOLIO, CORNERSTONE'S INTERNATIONAL VALUE PROGRAM, AND C-VIEW'S LIMITED MANAGED ACCOUNT 3X PROGRAM AT 2X LEVERAGE. EFFECTIVE DECEMBER 1, 2007, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED WILL BE AS
FOLLOWS: SSARIS ADVISORS, LLC (25%); ALTIS (25%); CORNERSTONE (25%); AND C-VIEW (25%).

   SPECTRUM SELECT. DEMETER ENTERED INTO A MANAGEMENT AGREEMENT WITH ALTIS TO SERVE AS A TRADING ADVISOR FOR SPECTRUM SELECT. ALTIS WILL BE PAID A MONTHLY MANAGEMENT FEE AT A 1.75% ANNUAL RATE (BASED ON NET ASSETS) AND A MONTHLY INCENTIVE FEE EQUAL TO 20% OF ANY TRADING PROFITS. ALTIS WILL TRADE ITS ALLOCATED PORTION OF SPECTRUM SELECT'S NET ASSETS PURSUANT TO ITS GLOBAL FUTURES PORTFOLIO TRADING PROGRAM. EFFECTIVE DECEMBER 1, 2007, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM SELECT WILL BE AS
FOLLOWS: EMC CAPITAL MANAGEMENT, INC. (12.5%); NORTHFIELD TRADING L.P. (7.5%); RABAR MARKET RESEARCH, INC. (20%); SUNRISE CAPITAL MANAGEMENT, INC. (20%); GRAHAM CAPITAL MANAGEMENT, INC. (20%); AND ALTIS (20%).

   SPECTRUM STRATEGIC. DEMETER ENTERED INTO A MANAGEMENT AGREEMENT WITH CORNERSTONE TO SERVE AS A TRADING ADVISOR FOR SPECTRUM STRATEGIC. CORNERSTONE WILL BE PAID A MONTHLY MANAGEMENT FEE AT A 1% ANNUAL RATE (BASED ON NET ASSETS) AND A MONTHLY INCENTIVE FEE EQUAL TO 20% OF ANY TRADING PROFITS. CORNERSTONE WILL TRADE ITS ALLOCATED PORTION OF SPECTRUM STRATEGIC'S NET ASSETS PURSUANT TO ITS INTERNATIONAL VALUE PROGRAM. EFFECTIVE DECEMBER 1, 2007, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM STRATEGIC WILL BE AS FOLLOWS: BLENHEIM CAPITAL MANAGEMENT, L.L.C. (40%); ECLIPSE CAPITAL MANAGEMENT LIMITED (20%); FX CONCEPTS (20%); AND CORNERSTONE (20%).

   SPECTRUM TECHNICAL. DEMETER ENTERED INTO A MANAGEMENT AGREEMENT WITH EACH OF ASPECT CAPITAL LIMITED ("ASPECT") AND ROTELLA CAPITAL MANAGEMENT, INC. ("ROTELLA"), PURSUANT TO WHICH EACH WILL SERVE AS A TRADING ADVISOR FOR SPECTRUM TECHNICAL. EACH TRADING ADVISOR WILL BE PAID A MONTHLY MANAGEMENT FEE AT A 2% ANNUAL RATE (BASED ON NET ASSETS) AND A MONTHLY INCENTIVE FEE EQUAL TO 20% OF ANY TRADING PROFITS. EACH TRADING ADVISOR WILL TRADE ITS ALLOCATED PORTION OF SPECTRUM TECHNICAL'S NET ASSETS PURSUANT TO THE FOLLOWING TRADING PROGRAMS:
ASPECT'S DIVERSIFIED PROGRAM AND ROTELLA'S STANDARD LEVERAGE PROGRAM. EFFECTIVE DECEMBER 1, 2007, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM TECHNICAL WILL BE AS FOLLOWS: CAMPBELL & COMPANY, INC. (25%) ("CAMPBELL"); CHESAPEAKE CAPITAL CORPORATION (15%) ("CHESAPEAKE"); JWH (5%); WINTON CAPITAL MANAGEMENT LIMITED (25%); ASPECT (10%); AND ROTELLA (20%).

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   THE PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF EACH FUND AS OF DECEMBER 1, 2007, AS SET FORTH ABOVE, SUPPLEMENTS THE TABLE UNDER "USE OF PROCEEDS" ON PAGE 30 OF THE PROSPECTUS.

   LIMITED PARTNERS OF EACH FUND ARE REMINDED THAT YOU HAVE THE RIGHT TO REDEEM YOUR UNITS ON A MONTHLY BASIS, AND THAT LIMITED PARTNERS OWNING MORE THAN 50% OF THE OUTSTANDING UNITS OF EACH FUND MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO SUCH FUND, AS MORE FULLY SET FORTH IN SECTION 15(c) OF THE LIMITED PARTNERSHIP AGREEMENT ON PAGE A-21 OF THE PROSPECTUS.

   AS PREVIOUSLY MENTIONED, EFFECTIVE AUGUST 16, 2007, CHESAPEAKE, IN CONSULTATION WITH DEMETER, HAD AGREED TO TEMPORARILY REDUCE THE OVERALL LEVERAGE OF SPECTRUM TECHNICAL ASSETS TRADED PURSUANT TO CHESAPEAKE'S DIVERSIFIED 2XL PROGRAM (THE "PROGRAM") BY 50%. THIS REDUCTION IN LEVERAGE WAS IN RESPONSE TO THE EXTREME MARKET EVENTS WITNESSED IN JULY AND AUGUST AND THE ADVERSE PERFORMANCE EXPERIENCED BY CHESAPEAKE DURING THE LATTER PART OF JULY AND FIRST HALF OF AUGUST 2007. SUBSEQUENTLY, EFFECTIVE OCTOBER 1, 2007, CHESAPEAKE, IN CONSULTATION WITH DEMETER, DETERMINED THAT IT WAS APPROPRIATE TO INCREASE THE OVERALL LEVERAGE OF SPECTRUM TECHNICAL ASSETS TRADED PURSUANT TO THE PROGRAM TO 62.5%. CHESAPEAKE, IN FURTHER CONSULTATION WITH DEMETER, AND FROM TIME-TO-TIME, MAY FURTHER INCREASE THE OVERALL LEVERAGE OF THE FUND'S ASSETS TRADED PURSUANT TO THE PROGRAM UP TO 100%.

   IN ADDITION TO THE REDUCTION IN LEVERAGE, EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE HAS AGREED TO TEMPORARILY WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE WILL REMAIN IN EFFECT THROUGH DECEMBER 31, 2007. PRIOR TO OR UPON SUCH DATE, DEMETER AND CHESAPEAKE WILL DETERMINE WHETHER OR NOT THE WAIVER OF CHESAPEAKE'S MANAGEMENT FEE WILL BE EXTENDED TO A FUTURE DATE.

   EFFECTIVE APRIL 1, 2007, MARK H. MITCHELL CEASED TO BE ASSOCIATED IN ANY CAPACITY WITH JWH, TRADING ADVISOR TO SPECTRUM CURRENCY AND SPECTRUM TECHNICAL, UPON EXPIRATION OF HIS TEN YEAR EMPLOYMENT AGREEMENT WITH JWH ON MARCH 31, 2007. MR. MITCHELL HAD FORMERLY SERVED AS VICE CHAIRMAN OF JWH AND AS COUNSEL TO THE FIRM.

   EFFECTIVE APRIL 3, 2007, CAMPBELL, TRADING ADVISOR TO SPECTRUM TECHNICAL, ANNOUNCED THE APPOINTMENT OF MS. THERESA BECKS TO THE POSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER, SUCCEEDING MR. BRUCE CLELAND, WHO WILL BECOME VICE CHAIRMAN.

   THERESA BECKS HAS BEEN WITH CAMPBELL AS ITS CHIEF FINANCIAL OFFICER FOR 16 YEARS, AND A MEMBER OF CAMPBELL'S BOARD OF DIRECTORS FOR 13 YEARS. MS. BECKS IS ALSO A FORMER MEMBER OF THE BOARD OF DIRECTORS OF THE MANAGED FUNDS ASSOCIATION. PRIOR TO JOINING CAMPBELL, SHE WAS VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF BANK MARYLAND CORP, A PUBLICLY HELD COMPANY. MS. BECKS STARTED HER PROFESSIONAL CAREER WITH ERNST & YOUNG AS A CERTIFIED PUBLIC ACCOUNTANT.

   BRUCE CLELAND, WHO HAS BEEN WITH CAMPBELL SINCE 1993, HAVING SERVED AS PRESIDENT SINCE 1994, AND CHIEF EXECUTIVE OFFICER SINCE 1997, WILL BECOME VICE CHAIRMAN OF THE FIRM AND ACT IN AN ADVISORY CAPACITY TO THE EXECUTIVE COMMITTEE.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   KEVIN M. HEERDT, DIRECTOR OF RESEARCH & CHIEF OPERATING OFFICER, WILL CONTINUE TO FOCUS HIS EFFORTS ON CAMPBELL'S RESEARCH AND TRADING ACTIVITIES. MR. HEERDT JOINED CAMPBELL IN 2003 AS CO-HEAD OF RESEARCH, AND WAS APPOINTED CHIEF OPERATING OFFICER IN 2005 AND HEAD OF RESEARCH IN JANUARY 2007. PRIOR TO JOINING CAMPBELL, MR. HEERDT SPENT 12 YEARS WITH MOORE CAPITAL WHERE HE ACTED IN SEVERAL CAPACITIES INCLUDING MANAGING DIRECTOR AND CHIEF INVESTMENTS OFFICER.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------


       [The following table represents a bar chart in the printed piece.]


                             MONTH ENDED             YTD ENDED
                         SEPTEMBER 30, 2007     SEPTEMBER 30, 2007

Australian dollar                0.17                  -0.29
British pound                    -0.1                  -0.76
Euro                             1.21                  -0.34
Japanese yen                    -0.05                   0.43
Swiss franc                      0.01                  -1.38
Minor Currencies                 0.51                 -10.69


Note: Reflects trading results only and does not include fees or interest income.

       Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, and Czech koruna.

During the month, the Fund experienced gains from long positions in the euro, Swedish krona, Singapore dollar, and Australian dollar versus the U.S. dollar. These gains were partially offset by losses from short positions in the British pound, Swiss franc, Mexican peso, and New Zealand dollar versus the U.S. dollar, as well as from both short and long positions in the Japanese yen versus the U.S. dollar.

Gains were recorded from long positions in the euro, Swedish krona, Singapore dollar, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar declined relative to most of its major rivals leading up to and after the U.S. Federal Reserve's decision to cut interest rates at its September 18 meeting. In addition, the value of the U.S. dollar was pulled lower amid speculation that the U.S. Federal Reserve may continue to reduce interest rates in the near term in order to spur economic growth after the recent collapse of the sub-prime mortgage market.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from short positions in the British pound, Swiss franc, Mexican peso, New Zealand dollar, and Korean won versus the U.S. dollar as the value of the U.S. dollar moved lower against these currencies due to the aforementioned reasons regarding the future of U.S. interest rate policy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------


       [The following table represents a bar chart in the printed piece.]


                             MONTH ENDED             YTD ENDED
                         SEPTEMBER 30, 2007     SEPTEMBER 30, 2007

Currencies                       0.84                   0.13
Interest Rates                  -0.19                   3.52
Stock Indices                    0.79                  -2.94
Energies                            0                   0.73
Metals                           0.02                   1.15
Agriculturals                     0.3                  -1.23


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, global stock index, and agricultural sectors. A portion of these gains was offset by losses recorded in the global interest rate sector. Trading results in the energy and metals sectors were essentially flat and had no material effect on overall Fund performance during the month.

Within the currency sector, short positions in the U.S. Dollar Index, as well as long positions in the euro versus the U.S. dollar experienced gains as the value of the U.S. dollar moved lower relative to most of its major rivals leading up to and after the U.S. Federal Reserve's decision to cut interest rates at its September 18 meeting. In addition, the value of the U.S. dollar was pulled lower amid speculation that the U.S. Federal Reserve may continue to reduce interest rates in the near term in order to spur economic growth after the recent collapse of the sub-prime mortgage market. Meanwhile, short positions in the euro versus the Norwegian krone resulted in gains as the value of the Norwegian krone moved higher in tandem with rising energy prices.

Within the global stock index sector, long positions in U.S. and Australian equity index futures recorded gains as prices increased on optimism that the worst of the turmoil in credit markets could be over. In addition, prices moved higher leading up to and after the 50 basis point cut in interest rates by the U.S. Federal Reserve, as well as on sentiment that the easing U.S. Fed policy may continue in order to prevent the real estate slump from dragging down the economy further. Lastly, Australian stock index prices increased amid rising commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, long positions in soybean and soybean meal futures experienced gains as prices moved higher on concern that hot, dry weather in the U.S. South and flooding in the U.S. Midwest may have damaged crops. Meanwhile, short positions in lean hog futures resulted in gains as prices moved lower amid technically-based selling.

Within the global interest rate sector, short positions in short-term British fixed-income futures resulted in losses at the beginning of the month as prices increased following news that the European Central Bank kept interest rates steady. Additional losses were incurred from long positions in German fixed-income futures as prices reversed lower in the middle of the month following a rebound in global equity prices, which reduced demand for the relative "safety" of government debt.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------


       [The following table represents a bar chart in the printed piece.]


                             MONTH ENDED             YTD ENDED
                         SEPTEMBER 30, 2007     SEPTEMBER 30, 2007

Currencies                       3.74                   4.64
Interest Rates                  -0.14                   3.86
Stock Indices                    0.33                  -1.26
Energies                         1.35                  -0.12
Metals                           1.03                  -1.99
Agriculturals                    1.55                   0.54


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, agricultural, energy, metals, and global stock index sectors. These gains were partially offset by losses recorded in the global interest rate sector.

Within the currency sector, long positions in the euro, Canadian dollar, and Turkish lira versus the U.S. dollar, as well as outright short positions in the U.S. Dollar Index, experienced gains as the value of the U.S. dollar moved lower relative to most of its major rivals leading up to and after the U.S. Federal Reserve's decision to cut interest rates at its September 18 meeting. In addition, the value of the U.S. dollar was pulled lower amid speculation that the U.S. Federal Reserve may continue to reduce interest rates in the near term in order to spur economic growth after the recent collapse of the sub-prime mortgage market. Conversely, the value of the Canadian dollar moved higher in tandem with rising energy prices. As a result, the Canadian dollar reached its highest level against the U.S. dollar since 1976.

Within the agricultural markets, long positions in wheat futures recorded gains as prices rose sharply to record highs amid persistently strong international demand and fears of a shortage in supply after unfavorable weather in key growing countries such as Ukraine and Australia. In addition, prices were pushed higher after news of a smaller than expected harvest in the United States. Long futures positions in the soybean complex resulted in additional gains as prices moved higher on concern that hot, dry weather in the U.S. South and flooding in the U.S. Midwest may have damaged crops.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices trended higher during the month due to continuous hurricane activity in the Gulf of Mexico and data from the U.S. Department of Energy indicating falling U.S. inventories.

Within the metals markets, long positions in gold and platinum futures recorded gains as prices rose higher due to persistent weakness in the value of the U.S. dollar. In addition, prices of gold futures rose on speculation that a strike in Peru's largest gold mine may disrupt supplies, while prices of platinum futures moved higher as data on the U.S. economy signaled metal demand by jewelers and automakers may remain strong.

Within the global stock index sector, long positions in Hong Kong and U.S. equity index futures recorded gains as prices increased on optimism that the worst of the turmoil in the credit markets could be over. In addition, prices moved higher leading up to and after the 50 basis point cut in interest rates by the U.S. Federal Reserve, as well as on sentiment that the easing U.S. Fed policy may continue. Hong Kong stock index futures prices also moved higher on hopes that an easing of government restrictions on investments may promote the growth of local equity markets.

Within the global interest rate sector, long positions in European and Japanese fixed-income futures incurred losses as prices reversed lower in the middle of the month following a rebound in global equities, which reduced demand for the relative "safety" of government debt.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------


       [The following table represents a bar chart in the printed piece.]


                             MONTH ENDED             YTD ENDED
                         SEPTEMBER 30, 2007     SEPTEMBER 30, 2007

Currencies                       0.43                   1.7
Interest Rates                   0.01                  0.15
Stock Indices                    0.49                  2.27
Energies                         0.23                  0.03
Metals                           0.71                 -1.06
Agriculturals                    4.49                   4.4


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, metals, global stock index, currency, and energy sectors. Trading results in the global interest rate sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, long positions in coffee futures experienced gains as prices moved higher on concerns that a lack of rain in Brazil, the world's biggest producer, may hurt the crop and reduce supplies. Meanwhile, long futures positions in the soybean complex resulted in additional gains as prices moved higher on concern that hot, dry weather in the U.S. South and flooding in the U.S. Midwest may have damaged crops. Elsewhere, long positions in cocoa futures recorded gains as prices increased on concern that supplies may tighten as inventories dwindle in the Ivory Coast, the world's biggest producer. Lastly, long positions in cotton futures experienced gains as prices rose on supply worries after data from the U.S. Department of Agriculture revealed a possible reduction in acreage.

Within the metals markets, long positions in copper futures recorded gains as prices increased on expectations that global demand may be buoyed by China, the world's largest consumer. Elsewhere in the metals markets, long positions in gold futures resulted in gains as prices increased to a 27-year high due to persistent weakness in the value of the U.S. dollar and speculation that a strike in Peru's largest gold mine may disrupt supplies.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in U.S., German, and Hong Kong equity index futures experienced gains as prices increased on optimism that the worst of the turmoil in the credit markets could be over. In addition, prices moved higher leading up to and after the 50 basis point cut in interest rates by the U.S. Federal Reserve, as well as on sentiment that the easing U.S. Fed policy may continue. Hong Kong stock index futures prices also moved higher on hopes that an easing of government restrictions on investments may promote the growth of local equity markets.

Within the currency sector, long positions in the euro and Norwegian krone versus the U.S. dollar experienced gains as the value of the U.S. dollar moved lower relative to most of its major rivals leading up to and after the U.S. Federal Reserve's decision to cut interest rates at its September 18 meeting. In addition, the value of the U.S. dollar was pulled lower amid speculation that the U.S. Federal Reserve may continue to reduce interest rates in the near term. Conversely, the Norwegian krone moved higher in tandem with rising energy prices on investor belief that surging oil prices and exports may expand the Norwegian economy.

Within the energy markets, long futures positions in gasoline and heating oil recorded gains as prices trended higher during the month due to continuous hurricane activity in the Gulf of Mexico and data from the U.S. Department of Energy indicating falling U.S. inventories.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------


       [The following table represents a bar chart in the printed piece.]


                             MONTH ENDED             YTD ENDED
                         SEPTEMBER 30, 2007     SEPTEMBER 30, 2007

Currencies                       2.93                  -0.31
Interest
 Rates                          -0.37                   0.91
Stock
 Indices                          0.7                  -1.13
Energies                         0.66                  -1.61
Metals                           0.38                  -2.77
Agriculturals                    1.63                  -1.54


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, agricultural, global stock index, energy, and metals sectors. These gains were partially offset by losses recorded in the global interest rate sector.

Within the currency sector, long positions in the euro, Canadian dollar, Australian dollar, and British pound versus the U.S. dollar experienced gains as the value of the U.S. dollar moved lower relative to most of its major rivals leading up to and after the U.S. Federal Reserve's decision to cut interest rates at its September 18 meeting. In addition, the value of the U.S. dollar was pulled lower amid speculation that the U.S. Federal Reserve may continue to reduce interest rates in the near term. Conversely, the value of the Canadian dollar and Australian dollar moved higher in tandem with rising energy prices as these "commodity-currencies" increased sharply on investor belief that surging oil prices and exports will expand these respective economies. As a result, the Canadian dollar reached its highest level against the U.S. dollar since 1976.

Within the agricultural markets, long positions in wheat futures recorded gains as prices rose sharply to record highs amid persistently strong international demand and fears of a shortage in supply after unfavorable weather in key growing countries such as Ukraine and Australia. In addition, prices were pushed higher after news of a smaller than expected harvest in the United States. Long futures positions in the soybean complex resulted in additional gains as prices moved higher on concern that hot, dry weather in the U.S. South and flooding in the U.S. Midwest may have damaged crops.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in Hong Kong and U.S. equity index futures recorded gains as prices increased on optimism that the worst of the turmoil in credit markets could be over. In addition, prices moved higher leading up to and after the 50 basis point cut in interest rates by the U.S. Federal Reserve, as well as on sentiment that the easing U.S. Fed policy may continue. Hong Kong stock index futures prices also moved higher on hopes that an easing of government restrictions on investments may promote the growth of local equity markets.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices trended higher during the month due to continuous hurricane activity in the Gulf of Mexico and data from the U.S. Department of Energy indicating falling U.S. inventories. Consequently, crude oil futures prices on the New York Mercantile Exchange touched the highest level since the contract began trading in 1983.

Within the metals markets, long positions in gold futures recorded gains as prices increased to a 27-year high due to persistent weakness in the value of the U.S. dollar and speculation that a strike in Peru's largest gold mine may disrupt supplies.

Within the global interest rate sector, long positions in European fixed-income futures incurred losses as prices reversed lower in the middle of the month following a rebound in global equities, which reduced demand for the relative "safety" of government debt.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2007 (UNAUDITED)


                                        MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                             ---------------------------------   ---------------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF
                                             SEPTEMBER 1, 2007                  SEPTEMBER 1, 2007
                                                 BEGINNING                          BEGINNING
                                 AMOUNT       NET ASSET VALUE       AMOUNT       NET ASSET VALUE
                             -------------   -----------------   ------------   ------------------
                                    $                %                 $                 %
INVESTMENT INCOME
   Interest income (Note 2)        311,436          .26               120,402           .33
                             -------------       ------          ------------        ------

EXPENSES
   Brokerage fees (Note 2)         453,209          .38               140,446           .38
   Management fees (Note 3)        197,047          .17                38,165           .11
                             -------------       ------          ------------        ------
         Total Expenses            650,256          .55               178,611           .49
                             -------------       ------          ------------        ------

NET INVESTMENT LOSS               (338,820)        (.29)              (58,209)         (.16)
                             -------------       ------          ------------        ------

TRADING RESULTS
Trading profit (loss):
   Realized                    (19,065,726)      (16.13)              (65,411)         (.18)
   Net change in unrealized     24,278,593        20.54               770,237          2.10
                             -------------       ------          ------------        ------
     Total Trading Results       5,212,867         4.41               704,826          1.92
                             -------------       ------          ------------        ------

NET INCOME                       4,874,047         4.12               646,617          1.76
                             =============      =======          ============        ======



 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2007 (UNAUDITED)


                                           MORGAN STANLEY                                 MORGAN STANLEY
                                         SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                            -------------------------------------------     ----------------------------------------
                                                                 PER                                          PER
                                  UNITS            AMOUNT        UNIT             UNITS          AMOUNT       UNIT
                            -----------------   ------------   --------     ----------------   ----------   --------
                                                      $            $                                $           $
Net Asset Value,
   September 1, 2007           12,473,486.329    118,228,387     9.48          2,361,352.030   36,638,117     15.52
Net Income                             --          4,874,047      .39               --            646,617       .27
Redemptions                      (364,574.366)    (3,598,349)    9.87            (37,018.497)    (584,522)    15.79
Subscriptions                      28,001.413        276,374     9.87              4,363.835       68,905     15.79
                            -----------------   ------------                ----------------   ----------
Net Asset Value,
   September 30, 2007          12,136,913.376    119,780,459     9.87          2,328,697.368   36,769,117     15.79
                            =================   ============                ================   ==========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2007 (UNAUDITED)


                                       MORGAN STANLEY                     MORGAN STANLEY                   MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                              ------------------------------      -----------------------------   -------------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                    PERCENTAGE OF
                                           SEPTEMBER 1, 2007                  SEPTEMBER 1, 2007                SEPTEMBER 1, 2007
                                               BEGINNING                          BEGINNING                        BEGINNING
                                  AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE       AMOUNT      NET ASSET VALUE
                              ------------ -----------------      ----------- -----------------   ------------ ------------------
                                     $             %                    $             %                 $               %
INVESTMENT INCOME
   Interest income (Note 2)      1,307,468          .27               530,183           .26          1,566,335          .27
                              ------------        -----           -----------         -----       ------------        -----

EXPENSES
   Brokerage fees (Note 2)       2,427,950          .50             1,026,780           .50          2,922,292          .50
   Management fees (Note 3)      1,060,546          .22               478,340           .23            914,906          .15
   Incentive fees (Note 3)         445,292          .09                  --            --               31,579          .01
                              ------------        -----           -----------         -----       ------------        -----
     Total Expenses              3,933,788          .81             1,505,120           .73          3,868,777          .66
                              ------------        -----           -----------         -----       ------------        -----
NET INVESTMENT LOSS             (2,626,320)        (.54)             (974,937)         (.47)        (2,302,442)        (.39)
                              ------------        -----           -----------         -----       ------------        -----

TRADING RESULTS
Trading profit (loss):
   Realized                     (7,867,232)       (1.62)              881,257           .43        (22,903,163)       (3.92)
   Net change in unrealized     47,527,298         9.79            12,384,989          6.03         57,013,283         9.75
                              ------------        -----           -----------         -----      -------------       ------
     Total Trading Results      39,660,066         8.17            13,266,246          6.46         34,110,120         5.83
                              ------------        -----           -----------         -----      -------------       ------

NET INCOME                      37,033,746         7.63            12,291,309          5.99         31,807,678         5.44
                              ============        =====           ===========         =====      =============       ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2007 (UNAUDITED)


                                  MORGAN STANLEY                      MORGAN STANLEY                       MORGAN STANLEY
                                  SPECTRUM SELECT                   SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                       ---------------------------------    ---------------------------------    ---------------------------------
                                                    PER                                  PER                                  PER
                            UNITS        AMOUNT     UNIT        UNITS         AMOUNT     UNIT         UNITS        AMOUNT     UNIT
                       --------------  -----------  ----    --------------  -----------  ----    --------------  -----------  ----
                                            $         $                          $         $                          $         $
Net Asset Value,
  September 1, 2007    17,673,109.272  485,589,928  27.48   12,182,076.782  205,356,091  16.86   30,765,402.532  584,458,357  19.00
Net Income                     --       37,033,746   2.09           --       12,291,309   1.01           --       31,807,678   1.03
Redemptions              (353,930.400) (10,465,722) 29.57     (274,263.470)  (4,901,088) 17.87     (689,187.982) (13,804,436) 20.03
Subscriptions              67,518.320    1,996,517  29.57       89,882.750    1,606,205  17.87      155,749.280    3,119,658  20.03
                       --------------  -----------          --------------  -----------          --------------  -----------
Net Asset Value,
  September 30, 2007   17,386,697.192  514,154,469  29.57   11,997,696.062  214,352,517  17.87   30,231,963.830  605,581,257  20.03
                       ==============  ===========          ==============  ===========          ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/4 of 1% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.


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                         New York, NY 10036


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